Exhibit 23.2
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to use in the Annual Report on Form 10-K of Xos, Inc. for the year ended December 31, 2022, of our report dated March 30, 2022, relating to the consolidated financial statements of Xos, Inc. and Subsidiaries, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021. We also hereby consent to the incorporation by reference of the said report in the Registration Statements of Xos, Inc. on Forms S-3 (File No. 333-259509, File No. 333-264258, File No. 333-267334 and File No. 333-267690) and on Forms S-8 (File No. 333-260502, File No. 333-266014 and File No. 333-267714).

/s/ WithumSmith+Brown, PC

Irvine, California
March 31, 2023